Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2013, relating to the consolidated financial statements and financial statement schedule of Potash Corporation of Saskatchewan Inc., and the effectiveness of Potash Corporation of Saskatchewan Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Independent Registered Chartered Accountants

Saskatoon, Canada

June 26, 2013